Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Rory J. Cutaia, CEO

Jeff Clayborne, CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Kinstlinger, Alliance Global Partners

Ed Woo, Ascendiant Capital

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Second Quarter 2021 Financial Results Conference Call for Verb Technology Company Incorporated.

Please be advised the call is being recorded at the Company’s request. On our call today, are Rory J. Cutaia, CEO, and Jeff Clayborne, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbors Provision of the Private Securities Litigation Reform Act of 1995 which involves risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory?

Rory J Cutaia

Thank you and thanks to everyone for joining us today for our Second Quarter of 2021 Financial Results and Business Update Conference Call, and a special welcome to all the new shareholders who joined the Verb family since our last earnings call in May. In fact, what I have seen, it appears we now have somewhere in the range of 25,000 shareholders, which is up dramatically from about 4,000 last year. However, some experts are telling me that the 25,000 number may be low as the total number doesn’t show up in recent NOBO reports, and it could be as high as 100,000 total Verb shareholders or more. For a company our size, that’s an extraordinary number. But I honestly expect the base to grow well beyond that, especially as the world continues to embrace the convergence of video, and I mean all video content, and e-commerce.

Most of the world is now online and soon the entire planet will be online with unlimited affordable high-speed mobile access through 5G technologies everywhere and all the time.

What are they doing online? They’re watching videos. They’re creating and sending videos, and they’re shopping. Look, I think we’re pretty smart, but it doesn’t take a genius to see that those things will converge. Of course they will, it’s inevitable. Think about some of these data points. More and more people are cutting the cable TV cord and watching content online. Millennials are not even buying TVs. They’re consuming video content on their mobile devices. Why do you think you’re seeing Apple developing their own content for online consumption? Amazon Prime, Netflix, Disney Plus and HBO Max are now distributing the latest studio films online. At the same time, they’re putting them in theaters. Heck, even Salesforce is now getting into the content creation game.

But no, it’s not interactive clickable content. We’re just way ahead of the big incumbents who’ve gotten very comfortable enjoying the massive growth they’ve achieved, and they’re afraid to venture into anything new that might impact the status quo. That’s our opportunity.

When you do watch something on TV, what’s in your hand? Your mobile device. What are you doing? You’re shopping. When you record a show or a movie and the commercials come on? What are you doing? You’re hitting the fast forward button. If you’re a sponsor of that content or an advertiser trying to promote and sell your products or services, and you’re relying on the Nielsen ratings, or some other rating service to know if you’re getting an ROI on that spend? Well, let me share a secret with you. You’re not.

Why? Well, it comes down to a growing sentiment that I’ve been talking about for a long time. People want to buy, they want to shop, but they don’t want to be sold. Let them click in the video to get more information about your product or service. Let them click and download that that brochure or give them a click to buy now button in the video and let them purchase that product they see featured in that video. Play to that impulse buy propensity that Jeff Bezos mastered. He conditioned the whole world to embrace the convenience of one-click buying, eliminating friction from the sales process.

Our technology delivers that capability right in the videos. Whether they’re videos you record on your phone or share through email, text or post online or live broadcasts, livestream video events or shows anyone can host using our verbLIVE platform. This is the convergence of video and shopability that I’ve been talking about for years.

The market is still in its earliest stage, but now it’s accelerating, especially over the past year. People are now seeing it; the investment community is now getting it; that’s why our shareholder base has exploded. By the way, so has our user base. We’re now at almost 3 million downloads of our apps; I think about 2.8 million, and our sponsors and advertisers begin to realize that this technology is available, Verb Technology that allows them to know in real-time how many people are actually watching in that moment, who’s watching, what did they click on? What did they buy? What did they spend? They can actually measure that ROI, truly measure it.

That’s when the money behind those sponsors and advertisers will demand that content creators adopt this technology. That’s when anybody selling anything will adopt this technology. Every user of this technology, of our applications, becomes an extension of our marketing team, because simply by using our technology, by creating videos, adding the clickable buttons, making them shoppable, and sharing those videos with scores of others, they unknowingly become Verb volunteer salespeople, introducing our technology in the best possible way to more and more potential subscribers who receive those videos, who click on the screen and say, hey, okay, this is sick, this is cool. I want this. Where did they get this sales tool?

If you think that that tipping point is not coming, then you’re not paying attention to the rapid changes in the world around you. Livestream shopping in China has exploded. In fact, exploded is probably an understatement, with more than 500 million people in China purchasing products last year through livestream shopping. It’s a tsunami, and it’s washing over the planet. We’re right there leading this new paradigm in the western world. Because, one, we saw this coming years ago. We were way in front of it and began developing the technology before almost everyone, and two, our technology is better.

Our verbLIVE attribution feature is simply amazing, increasing the total addressable market for livestream selling exponentially to everyone with a contact list. We are so far ahead, we have integrated our proprietary technology to the platform’s major players. Salesforce, cool updates coming there. Microsoft through our new verbMAIL add-on for Outlook users, 1 billion of them according to Microsoft, and then an almost equal number of Google Gmail users as we introduce verbMAIL for Gmail this year. We can make this technology, this income generating capability available to everyone.

When I talk about everyone, I mean from the entire sales teams of some of the largest sales-based organizations in the world to that new start-up, that new entrepreneur, or even that family business hoping to level the playing field as they try to figure out how to compete with that big box store that just opened in their neighborhood, to that single dad or mom trying to generate that all important second or third income they need for their family just to get through these, these crazy difficult times. Pandemics, new variants, the fires, the floods, the earthquakes, all disrupting our economies, and the ability of average everyday people to earn an income.

It’s a challenging new world that we need to navigate together. But as rapidly as the world’s changing, Verb is ahead of it. All those hyper growth initiatives I told you we were working on, though as many of you already know, we’ve been delivering the goods. In just the past three months, we delivered verbLIVE with our new attribution feature. We delivered verbMAIL, our integration with Microsoft Outlook. We delivered PULSE, our initial foray into the AI of Business Intelligence driven sales enablement. We’ve launched the beta of our newest platform we’ve codenamed Marketplace with about 40 retailers that we believe will not only change online shopping as you know it, but it will be a new, very profitable distribution outlet for all of our existing clients, in addition to all the new ones we will draw from other online destinations, as well as from traditional brick-and-mortar businesses.

Our growth strategies around this are extremely well-developed and currently underway. While I’d love to share them with you, we’re going to keep them under wraps for now as we’re not going to educate anymore would-be competitors whose business strategy seems to be, let’s just try to do whatever Verb does. Well, good luck with that. We continue to attract your customers who want to be with a company that sets the standard for sales enablement, not the one who (inaudible).

For those of you who don’t know what these products are, let me provide a quick overview. verbMAIL was developed pursuant to a partnership we have Microsoft, verbMAIL is an Outlook add on that you can download from the Microsoft online store right now. It places a cool verbMAIL icon right in your Microsoft Outlook toolbar. Click it and you can create an interactive video with buy it now buttons among many other clickable icons. Then it automatically places that interactive video right in an email for you that you could send out right through Outlook.

You also get a detailed report showing your engagement metrics and analytics. You’re not guessing if your outreach was effective. Microsoft says there was—there’s one billion outlook users, all of whom can now turn their favorite contact tool into their favorite sales tool. The current release of verbMail is free to help accelerate adoption and awareness. It gives users a taste of how fun and effective interactive video emails can be. But it gets better. With the upcoming follow on releases, we’ll introduce paid subscription-based pricing for powerful business features specifically aimed at sales professionals.

Let’s talk about one of these features. When you send your verbMAIL interactive video through Outlook, the moment your customer prospect watches that video, you’ll get a pop-up message on your computer or mobile device notifying you. Some of you are saying right now, wait, wait, don’t you already have that feature in verbCRM? Yes, the answer is yes. But here’s where we go next level; that pop-up message in Outlook not only tells you that your video is being watched by your prospect, but in this version, what’s coming, it’s also going to give you the option to click on that pop0up message and decide if you want your prospect to know, while your prospect, while he or she is watching that video, that you’re online and available right then to talk if they’d like to.

Now check this out. If you select that option, a message then pops up on the screen of your prospect while they’re watching your video letting them know you’re available in that moment, and if they want to chat with you, they can click on that message. Then it’s going to launch a two-way interactive verbLIVE video session, a Zoom-like session except with Verb’s proprietary interactive ecommerce capability, right there and then while their interest level is piqued. For those who want to connect right then but don’t want to be on camera, they can choose to launch a live real-time chat. We expect this feature to be available for verbMAIL users this year.

Now, let’s talk about livestreaming. verbLIVE is the best livestream shopping platform on the planet. verbLIVE gives everyone the ability to sell anything from anywhere by broadcasting their own QVC style show right from their mobile device or their computer and while they’re broadcasting live, they can add clickable, shoppable icons right in the video that show up on the screens of all viewers all over the world, for instant, friction-free buying capability, and we just made it even better with our new attribution feature.

Here’s how it works. Anyone, anyone with a contact list can go into verbLIVE, checkout the upcoming live stream shopping events, and by the way, this is super, super hot right now in the direct sales space. You can go into the app and select an event, and the app will generate a special invite for you that you could then share with your entire contact list. You can even post it on social media. When anyone you shared it with attends that livestream event and purchases something or becomes a member, you get the commission, you get the credit. That’s right, you did nothing more than invite your contacts to someone else’s verbLIVE event, and you’ve generated income for yourself.

With attribution, we just increased the total addressable market for verbLIVE exponentially, as anyone with a contact list can generate an income without having to be in front of the camera hosting their own event. Come on, this is game changing. The attribution feature is Verb’s proprietary technology. We designed it and we developed it, and now it’s in verbLIVE and being offered as an upgrade for an additional monthly fee as we speak. We think attribution might be one of the biggest value creation opportunities for our shareholders going into the second half of this year and into 2022 and beyond.

All right, let’s talk about PULSE. PULSE is our newest sales enablement feature. It’s like a sales coach in your pocket, tracking your interactions with your prospects, and I mean all of them, it could be hundreds or thousands of them, and telling you what to do next to close that sale. It’s another ground-breaking hyper growth product and we’ve delivered all these products in just the past three months. We began launching paying clients on verbLIVE with attribution. I’m talking about large, multinational clients at the end of June or beginning of July.

Look for that revenue to begin being recognized on our P&L in third or fourth quarter of this year, and look, I know you want it now, you want to see it now in our Q2 report. I get it, believe me, I get it. I wanted it in Q2 of last year. Trust me, I’m one of the largest shareholders in this thing, and with my own money in it, and no one is pushing harder and faster to grow this thing. But now, now the table is set, the technology is real. It’s now being used by the sales teams of giant enterprises around the world with more and more coming on every week. Just in the past few weeks, I’m seeing reports of tens of thousands of verbLIVE events being held all over the world. Based on the results they’re getting, the only question now is, how big does this get? How fast and how big can we grow this? For those of you who know us, you know we dream big. We think big, we like big, okay. Yes, and bigger is definitely better. It’s truly an exciting time to be part of Verb.

Here’s a couple of comments from the management and CEOs of some of the companies using verbLIVE with attribution. One said, and I quote, “Without a doubt, it’s the biggest and best tool we have ever released to the field.” Okay, another boasted of success they were having with it and shared some of the detailed metrics they would see with it. They said this, “60%,” okay, six zero, “60% of the people attending their verbLIVE events were purchasing product during the Verb Livestream.” Talk about validation. These comments are coming from the CEOs and Senior Executives of billion-dollar global e-commerce companies, guys.

Let me give you some high level second quarter numbers and then Jeff will provide more of the details from our Q2 filing for the period ending June 30, which at the rate things are moving now seems like June 30 was a lifetime ago. But first, let me do something I typically never do, okay? I want to provide some perspective on our full-year 2021 revenue expectations. Yes, these are the forward-looking statements we warn you about.

We are halfway through the year, we are halfway through the third quarter reporting period. I feel confident saying that we believe we will see impressive SaaS revenue growth this year over last year, as much as or more, 30%, okay? Thirty percent, with one caveat; actually a few caveats. That 30% growth rate does not, again, let me repeat, that 30% growth rate does not include any of the revenue that we expect to generate from verbLIVE with attribution. None of the revenue we expect to generate from verbMAIL. None of the revenue we expect to generate from PULSE. None of the revenue we expect to generate from any of the things that we have talked about in this call. None of the revenue we might generate from some of the accretive acquisitions we are currently working on, the details of which we will share once we get further along in those processes. That 30% growth is based solely on the amazing momentum we have built from our existing SaaS business over the past two years. Think about that. All those revenue catalysts we talked about that have just come online and more to come this year and into next are not, I repeat, not in that 30% growth rate.

Okay. Here are some Q2 data points. Total SaaS recurring revenue, it’s a component of our total digital revenue, was $1.6 million, that’s up 10% over last quarter, up 26% over the same period last year. SaaS recurring revenue as a percentage of total digital revenue was 88% compared with 76% for the same period last year and up over the 81% we reported in Q1 2021.

Total digital revenue was $1.8 million, an increase of 8% over the same period last year. Total combined revenue of $2.4 million represents the 10% growth in our SaaS recurring revenue over last quarter and 26% over last year, and a reduction in revenue from the legacy printing and fulfillment side of the business of approximately $400,000 since last year, as that component of our business is, as most of you probably know, is driven by our clients’ in-person conferences and sales events, which were essentially nonexistent due to the continuing effects of COVID. Obviously that has had little to no effect on our current SaaS recurring revenue subscription business, which is really what we focus on anyway.

I would also note that our SaaS recurring subscription revenue continues to grow, especially among large enterprise, notwithstanding the impact COVID has had on many other businesses. As I mentioned earlier in the call, total user downloads now stands at 2.8 million, that’s up more than 75% over the 1.6 million we reported in the same period last year, and up from approximately 2 million as recently as May 13, 2021, which we shared in our Q1 earnings call. That’s a 40% increase in just the past 90 days.

A couple of other interesting data points. Cash totaled $6.4 million as of June 30, 2021 compared with $1.8 million on December 30, 2020. But since then, given the fairly meaningful increase in share price and trading volume we have enjoyed recently, we have added approximately $2 million to our balance sheet through the recent cash exercises of outstanding warrants by investors, including—actually reducing warrant overhang and reducing our reliance on outside finances. In addition, the increased share price permitted us to force the conversion of all the outstanding preferred shares, which has allowed us to create a nice clean cap table, (inaudible).

Finally, as we approach the end of this year, we will ship—we are going to ship from the heavy increases and expenses that are associated with all the research and development from—that we have had with all the products we just talked about. We are going to go from research and develop mode to deployment and monetization mode. Accordingly, we can expect overall reductions in our cash burn as we implement our plan to get to cash flow positive. Jeff is going to talk a little bit more about that.

I’d like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results. Jeff?

Jeff Clayborne

Thank you, Rory, and good afternoon, everyone.

I would like to review our financial performance as reported in our Form 10-Q filed today, August 16, for the quarterly period ended June 30, 2021. I may reiterate and provide more color around some of the data points Rory shared with you.

The following represents the Company’s results of operations for Q2 2021 versus Q2 2020. Total SaaS recurring revenue, a component of total digital revenue, was $1.6 million, up 26% for the same period last year and up 10% over Q1, 2021. SaaS recurring revenue as a percentage of total digital revenue was 88% compared with 76% from the same period last year and up over the 81% we reported in Q1 2021.

Total digital revenue of approximately $1.8 million was up 8% over the same period last year, and while it appears to be in line with Q1 2021, it actually represents an increase in our subscription-based SaaS recurring revenue of 26% over last year and a reduction in non-SaaS digital revenue.

Total combined revenue of approximately $2.4 million consists of a $1.6 million in recurring SaaS revenue I just referenced, which is up 26%, plus our non-SaaS digital revenue and the non-digital revenue stream that, as Rory stated, was slightly off due to the clients not hosting in-person conferences and conventions.

We added 12 new client contracts with a guaranteed base value of $715,000, with expected annual recurring revenue of $405,000. However, those numbers do not include the expanded revenue we expect to recognize from existing clients we have recently launched,] and those that are about to launch verbLIVE with attribution, which should add no less than an additional $1 million conservatively in annual recurring revenue.

Research and development expenses were $3.2 million compared with $1.6 million for the same period last year with the increase attributed to the development of verbLIVE, Verb’s new attribution feature, product enhancements to verbCRM, and Microsoft Outlook integration and a forthcoming new Marketplace platform, among other as of yet unannounced features and products.

As Rory mentioned, we made a strategic decision to increase our product development spend to bring these ground-breaking products to market sooner in order to maintain and even enhance our market leading position. This fall as we move from the increased research and development spend we have had over the past 18 months to the delivery and monetization phase, we implemented plans to reduce our quarterly cash burn and reduce our reliance on outside capital.

General and administrative expenses were $6.5 million compared with $4 million for the same period last year, with the increase attributed to professional services of $1.1 million, additional labor of $929,000 to support growth, and $287,000 of marketing and promotion expense.

Now, let me share the financial results for six months ended June 30, 2021. Total SaaS recurring revenue, a component of total digital revenue, was $3.1 million, up 31% year-over-year. SaaS recurring revenue as a percentage of total digital revenue, which remains our focus, jumped to 85% compared with 74% for the same period last year. Total digital revenue of approximately $3.6 million was up 15% year-over-year.

Research and development expenses were $6.1 million compared with $2.9 million for the same period of last year, with the increase attributed to development of verbLIVE, Verb’s new attribution feature, product enhancements to verbCRM, the Microsoft Outlook integration and the forthcoming new Marketplace platform, among other as of yet unannounced features and products.

General and administrative expenses were $13.9 million, compared with $7.5 million for the same period of last year with the increase attributed to non-cash stock compensation expense, labor related cost to support revenue, professional services, marketing expenses, as well as expenses related to SoloFire operations following the acquisition.

As of June 30, 2021, cash totaled $6.4 million. Total assets were $36.4 million. Total liabilities were $22.9 million, and total stockholders’ equity was $13.5 million.

As Rory mentioned, subsequent to the end of the quarter, the Company converted all the remaining 1,706 preferred shares into shares of the Company’s common stock. As a result, there are no more shares of preferred stock outstanding. As of today, there are 67,520,919 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 6.1 million shares or approximately 9% are owned or controlled by Management and the Board Members.

I would now like to turn the call back over to the Operator for Q&A. Operator?

Operator

The first question comes from Brian Kinstlinger with Alliance Global Partners. Please go ahead.

Brian Kinstlinger

Hi, good evening, guys. Thanks for taking my questions. Let’s start with Microsoft Outlook. Love to hear how your progressing on the—getting inducted into the Microsoft Co-Sell program, and then while it’s only been a short period, can you highlight the early adoption numbers, and what do you get for a free version? Is it just e-mail with video capabilities, but no other options or it’s a bunch in one?

Rory J Cutaia

Okay. First, the free version of Mail gives you really great e-commerce capabilities, where you can not only create a video or import a video, you may already have a video on your computer you want to use and you could add those interactive buttons to it, you can add the shoppable buy now buttons on it and send that out through Outlook. It’s pretty full featured for a free version. Now, the features that are coming and the ones that I talked about earlier in the call, well, those features really take it to an entirely new level and that’s really for sales professionals. But this is for anybody really trying to promote or sell anything.

But the other cool thing about it and the reason we made it free is because it’s also for people who just want to communicate with friends and family and send out interactive video e-mails, inviting people to a party or an event or those kinds of things, or delivering a document or contract. It’s really pretty terrific program and the response that we have gotten from it so far has been pretty amazing.

We have got—let’s see, it’s been out now for I guess about a month and it looks like we have got somewhere around the 1,000 people on it. There is thousands and thousands of videos that are being created on the platform, and we haven’t really promoted it yet at all. Those initiatives, the promotion of it, is really not going to begin until really the end of this month as we have brought in a whole new team of people that we have added to our sales and marketing department that will be focused on very specifically this initiative, both the free version promoting that, because look, the more and more people that use it, as I said in my call, everyone that sends out an interactive e-mail is creating a new potential prospect for us that’s going to want the same thing. We want to get as many people doing that as possible.

But this new group is going to really—has got some great strategies. These are people with proven track records of having built this kind of thing and also having worked with Microsoft on these kinds of things. We are pretty excited about where that’s going to go. In terms of our—where we are with getting into the Microsoft Co-Sell program which we remain extremely optimistic about, I don’t know we want to spend too much time explaining what that is, actually, but it’s a program where Microsoft actually helps market and promote the product globally. It’s a big deal.

What does it mean in terms of revenue generation for us if we get into the program? I couldn’t even begin to quantify it, but it’s probably game changing for us. We have a very clear path now as to what Microsoft wants us to do. We are in the process of implementing those things. That’s much further along, I think, from where we were, Brian, when you asked me about this a couple of months ago. I can’t really say much more than that.

Brian Kinstlinger

How long? Yes, yes, how long with what they have asked you to do? Is it three months of work? Is it six months of work? Is it pretty quick, and then it takes them some time to figure it out, and just take us through timing with four months to go in the year?

Rory J Cutaia

Some of the initial steps will probably take us into the end of September. Then from September I am hopeful that we are not looking at more than a few months, maybe a couple of months, but I don’t know and I don’t want any people to make investment decisions based on that. Look, it’s certainly going to happen—let me take that back, nothing in this world is certain, okay? I believe that we are going to get this done before the end of the year, but again, I don’t have complete control over it, but I feel very confident about it.

Brian Kinstlinger

Great. Then similar line of questioning in terms of verbLIVE, how many enterprises do you have signed up and how many paying users do you have and then split between salesmen versus paid by the enterprise?

Rory J Cutaia

Gosh, I think we have got somewhere north of 600,000 people on live now, there abouts on a global basis. I am not sure I could tell you specifically how many of those are paying themselves for that. I would say that the vast majority of those subscriptions are being paid by their employers. Yes, I mean.

Brian Kinstlinger

I was going to ask you how penetrated is that 600,000 into the enterprises? Do they have 3 million possible field reps, do they have 6 million? Do they have–are you well penetrated, take me through what that capacity could look like?

Rory J Cutaia

Yes, the penetration rates, because it’s really so new. The penetration rates are pretty low. We have got huge, huge upside as we continue to add—well, as they continue to use it promoted internally. We are helping them with that, but the weekly growth numbers, the videos that are being created, different livestreams, it’s already exceeded all our expectations internally. I think I have mentioned previously in the call that we have seen tens of thousands of Verb livestream events just over the past couple of weeks. But what’s really the bigger deal about it is not so much that they are hosting events, which of course we’re thrilled about because that brings more people onto it, but the kinds of results that they are reporting internally, the sales results that they are getting are just really very, very impressive. I think that I mentioned some of the quotes from some of these executives and CEOs of these companies, they are pretty jaw dropping for them is one of the other things that I have heard. They were not expecting those kinds of results. It’s that good. It’s super engaging, people are enjoying it, it’s social, it’s fun. People somehow feel compelled to make a purchase when they are on there. It’s hard to explain and it’s one of the reasons I think that this is going to be such a big deal, not just for Verb, but for social selling and online selling, e-commerce globally.

Brian Kinstlinger

Then is it too early to tell us how attribution is impacted the maybe weekly signups and is attribution an up-charge, or now does it come standard in the product?

Rory J Cutaia

It’s an up-charge. We’ve added it to all the new verbLIVE accounts that are being sold. It’s safe to say that attributions are really a big deal in terms of the draw and the reason that people want to get on live as quickly as possible, because, as I have explained it, not everyone wants to be in front of the camera doing a verbLIVE event. But if you as a sales rep can refer all of your contacts to that other rep, that’s really great in front of the camera and you are still going to get paid. What, that means that now you want to get on there and use it. That’s really driving adoption rates and certainly driving our pipeline for companies coming in and asking for it.

Brian Kinstlinger

I have two more questions. The first one is, is there a timing of when you expect Verb Marketplace, and then there was a tweet out from a very high-end sports retailer, should we look at those tweets potentially as retailers who are participating in the early soft launch of the Verb Marketplace?

Rory J Cutaia

I don’t know specifically what tweets you are referring to, Brian, and we have been really cautious about the information that we have shared about that.

Brian Kinstlinger

Which why we can’t really say the name.

Rory J Cutaia

Yes, it’s been really, really minimal, and we want to keep it that way until we launch it on the global platform with our CDN network, and a lot of other things that we haven’t really talked about yet what this means. I really don’t want to comment on that stuff because I really don’t know what it is. But with Marketplace, again, it’s codename, so we have been using internally, it’s probably not what’s going to be called when it’s launched, but it’s a big deal, Brian, it really—and as we move through the balance of the year, and we begin sharing a lot more information about it, people will understand that.

Brian Kinstlinger

Can you comment on do you expect it to be launched fully by the end of the year or is that maybe too aggressive?

Rory J Cutaia

No, we are super aggressive, as you know. Yes, I am anticipating that it will be launched by the end of the year.

Brian Kinstlinger

Great. Last question I have got is Salesforce had an announcement about release and adding Salesforce Plus. In my early days in dealing and talking with you, with Verb, clearly you were talking to Microsoft, you were talking with Salesforce, you were talking with a variety of CRM companies. This particular product sounded very similar to some of the things that your technology does. Could you just talk about your relationship with Salesforce, and if you are partner with them in any way, shape, or form right now, and maybe any comments would be helpful?

Rory J Cutaia

Yes, we have we have an existing partnership with Salesforce. They were one of the first large companies to embrace the technology. They have our first version of it now in the Salesforce store, it’s—I think I alluded to that in the call earlier, where there is a big, big upgrade coming to that in the near-term. I also alluded to that new Salesforce service that they come out with where they are now producing content, video content on a variety of different topics related to sales. I think that’s fantastic. I really do. It’s not shoppable. It’s not interactive content. It’s not anything like that. Sure, would I like to talk to them about making some of that content interactive, even if it’s taking polls and things like that in those videos that they are producing? Yes, absolutely. Am I going to try and do that? Yes, you better believe it. But our business is not going to revolve around that clearly. It just shows that people are beginning to embrace this concept of video being everything. I said last year, it’s table stakes. It’s more than table stakes now. It’s really all encompassing. Our technology, of course, takes it to the next level.

Brian Kinstlinger

Great. Actually, I am going to do one number of question for Jeff. Jeff, with the conversion, can you just tell us how many common shares you now have outstanding as of today?

Rory J Cutaia

That was in his report a couple slides ago.

Jeff Clayborne

Yes, it’s 67,520,919, Brian.

Brian Kinstlinger

Great. Thank you so much, guys.

Rory J Cutaia

Yes, 67 million correct.

Brian Kinstlinger

Yes, got it.

Rory J Cutaia

Thank you, Brian.

Operator

The next question comes from Ed Woo with Ascendiant Capital. Please go ahead.

Ed Woo

Yes, thanks for taking my question. You mentioned on the call that video commerce is just booming. Have you noticed any change in the competition, whether more people are trying to come into this space that you guys have the first mover advantage on?

Rory J Cutaia

Ed, I’m seeing companies come into this space. I haven’t seen it accelerate greater than I think last time you and I have spoken about this stuff. My feeling on this is, please, please bring it on, bring as many people into the space as possible, because this market is so gigantic. It’s almost difficult to quantify, it’s gigantic. What we are doing and what we are talking about here with our technology is changing the consumer buying habits, retailers selling us, the things that people are used to. As people see it, as they experience what this technology can do and what it does and the results that they are getting, people embrace it. They are honestly—they are all over it.

What that means for us, as we look to grow this thing is, all we need to do is create greater and greater awareness. If we could leverage the marketing spend to create that awareness of all the other companies coming into the space, then I think that’s how we win because we don’t need to own 100% of the market. It’s silly, actually, right. But even a small percentage of this market is a multibillion-dollar enterprise for us. I am really hoping that we see more companies come into it.

I will comment on some of the technology that I have seen, I don’t think there is anything out there, at least from what I have seen, that compares with our technology, where you could place these interactive buttons right in the livestream, right in the video itself. As a host, you can move it around, take it on, turn it off. The other technology that I have been seeing, which again I am not disparaging anybody or anything, they create a frame, they put the interactive icons on the bottom and along the side, and it’s really hard to change it midstream. If you get comments from people watching, they want to see a particular product, well, it’s really hard to switch on the fly but with our technology, for example, Market America, SHOP.COM is a client using the technology. They have got—and I think this is super instructive about how cool this technology is; they’ve got tens of thousands of products in a variety of different categories, and when one of their reps gets on a verbLIVE event to host a verbLIVE event, they have the ability to choose from any of those products in real-time by a few clicks. They could bring that product up, bring an image of it up, bring it on the screen, and have it ready for clickable, shoppable checkout, reaching that kind of database of products in real-time. I don’t think anybody has that. At least, not that I am aware of.

This is a product and a technology that’s ready for the largest enterprise on the planet, the largest retailers, whatever they—whoever wants to jump in here and use it and it’s globally scalable now, as we have already proven. Yes, I guess I went on a bit about competition. I just feel like not too concerned about that.

Ed Woo

Well, great. My next question is on Verb Marketplace. Is your plan still to have a very big formal announcement launch event for it or it will be a more temperate release?

Rory J Cutaia

No, we are planning a pretty big launch event around that, absolutely.

Ed Woo

Great. Well, looking forward to it. I wish you guys good luck. Thank you.

Rory J Cutaia

Thank you so much.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Rory for any closing remarks.

Rory J Cutaia

Okay, thank you.

Thank you, all, for tuning in here today and listening to what we have got going on here at Verb. It is really kind of a crazy, exciting time. But there is a couple of things that I didn’t cover earlier in the call that I would like to just touch on right now.

First, we have continued to build on our ESG Program and we are working closely with NASDAQ to be a model for ESG compliance and initiatives for all NASDAQ listed micro-cap companies, something that we are really proud of, working with NASDAQ. Our work through Verb for Humanity is an extension of those initiatives and a reflection of our socially conscious culture here at Verb, something else that we are pretty proud of.

Last but certainly not least, is our big Newport Beach event coming up this fall, something that we are calling VerbLIT, the Verb Leading Interactive Technology Symposium where we are going to be showcasing our latest products using cutting edge technology where you will not only see how the products work, but you are also going to meet the people behind the technology and the products and learn who uses them and why and the results that they are getting.

We are also going to give you a sneak peek at what’s coming from Verb. It’s going to be broadcast all over the world with clickable interactive capabilities through verbLIVE. The date is going to be some time at the end of September or beginning of October. We are still hoping that it’s going to be also an in-person event here at the Newport Beach offices, obviously subject to what’s coming down the road here with COVID and the restrictions associated with that. For our investors out there, watch your emails for invitations and watch social media for the date and more information.

Look, if you are someone who likes watching the Apple product launches twice a year, then you are really, really going to love VerbLIT. If you are a shareholder, you are going to be very proud. If you are not, you are going to want to be. Until then, well, thank you and goodbye. We have got to get back to work.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.